April 4, 2003


The Equitable Life Assurance Society
of the United States
1290 Avenue of the Americas
New York, New York 10104


     This opinion is furnished in connection with the Registration Statement on Form N-6. File No. 333-103199 ("Registration Statement") of Separate Account FP ("Separate Account FP") of The Equitable Life Assurance Society of the United States ("Equitable") covering an indefinite number of units of interest in Separate Account FP under Incentive Life '02 (policy form No. 02-300), Incentive Life (policy form No. 99-300) and IL COLI (policy form No. 95-300), flexible premium variable life insurance policies ("Policies"). Net premiums received under the Policies may be allocated to Separate Account FP as described in the Prospectuses included in the Registration Statement.

     I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the Prospectuses.

     In my opinion, the Illustrations of Policy Benefits contained in the Prospectuses (the "Illustrations") are consistent with the provisions of the Policies. The assumptions upon which the Illustrations are based, including the current cost of insurance and expense charges, are stated in the Prospectuses and are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of Policies for non-tobacco user standard risk males age 35 for Incentive Life and for non-tobacco user guaranteed issue risk males age 45 for IL COLI than to prospective purchasers of Policies for males at other ages or in other underwriting classes or for females. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours


                                       /s/  Brian Lessing
                                       -------------------------------
                                            Brian Lessing
                                            FSA, MAAA
                                            Vice President and Actuary
                                            The Equitable Life Assurance Society
                                            of the United States